Exhibit 99.1

DSP Group, Inc. Reports Second Quarter 2017 Results

New Products Reach 47% of Total Revenues

GAAP and Non-GAAP Gross Margins at 46.3% and 46.6%, respectively

LOS ALTOS, Calif., July 27, 2017 - DSP Group®, Inc. (NASDAQ: DSPG), a leading global provider of wireless chipset solutions for converged communications, announced today its results for the second quarter ended June 30, 2017.

Second Quarter Financial Review:

●	GAAP and non-GAAP diluted income (loss) per share of $(0.03) and $0.06, respectively
●	Revenues of $31.3 million, down 13% year-over-year, ahead of mid-point of guidance
●	GAAP and non-GAAP gross margin of 46.3% and 46.6%, respectively, a 240 basis point improvement year-over-year
●	GAAP operating loss of $0.9 million and non-GAAP operating income of $1.1 million, compared to GAAP and non-GAAP operating income of $0.9 and $2.5 million for the second quarter of 2016, respectively
●	GAAP net loss of $0.6 million and non-GAAP net income of $1.4 million, compared to GAAP and non-GAAP net income of $1.1 million and $2.6 million for the second quarter of 2016, respectively
●	Repurchase of 109,000 shares of common stock for approximately $1.3 million
●	Generated $7.2 million of cash from operations compared to $9.0 million in the second quarter of 2016
●	Cash, deposits and marketable securities of $125.8 million as of June 30, 2017

Management Comments:

Commenting on the results, Ofer Elyakim, CEO of DSP Group, stated, “We are pleased with our second quarter results that reflect an improved product mix driven by new product revenues. Such revenues accounted for 47% of our total sales, thereby propelling GAAP and non-GAAP gross margin to a ten year high of 46.3% and 46.6%, respectively. Moreover, we are delighted by the solid market traction for our new products and their contribution to our revenue and profit, with Office/VoIP and IoT posting record revenues of $8.6 million and $2.3 million, respectively.”

Mr. Elyakim added, “Looking ahead to the third quarter, we expect a sequential increase in revenues, propelled by an increase in shipments of our SmartVoice products for voice user interface in non-smartphone applications and demand for Office/VoIP products. More importantly, DSP Group is uniquely positioned to become a leader in the bourgeoning market of voice user interface by leveraging our proven leadership and expertise in voice processing and low power design. We are making solid progress in augmenting our diverse engagement pipeline with leading OEMs. This pipeline is materializing, evidenced by commercial shipments to two new customers, and paving a promising path for long term growth.”

Second Quarter Product and Market Highlights:

●	New product revenues of $14.7 million, 47% of total revenues
●	Office/VoIP revenues of $8.6 million, a year-over-year increase of 17%
●	Home gateway revenues of $2.9 million, a year-over-year increase of 9%
●	IoT revenues of $2.3 million, a year-over-year increase of 80%
●	SmartVoice (HDClear) revenues of $0.9 million, a year-over-year decrease of 81%
●	Deutsche Telekom launched its IoT-enabled broadband HGW and a new lineup of Magenta Smart Home sensors based on our ULE technology
●	Tier 1 European Telco selected our DECT/ULE to power its new home gateway
●	iFLYTEK a leading voice-recognition provider selected our DBMD4D SoC for its new IoT module

Second Quarter GAAP Results:

Revenues for the second quarter of 2017 were $31.3 million, a decrease of 13% from revenues of $36.2 million for the second quarter of 2016. Net loss for the second quarter of 2017 was $0.6 million, as compared to a net income of $1.1 million for the second quarter of 2016. Loss per share for the second quarter of 2017 was $(0.03), as compared to $0.05 earnings per share for the second quarter of 2016.

Second Quarter Non-GAAP Results:

Non-GAAP net income and earnings per share for the second quarter of 2017 were $1.4 million and $0.06, respectively, as compared to non-GAAP net income and earnings per share of $2.6 million and $0.11, respectively, for the second quarter of 2016. Non-GAAP net income and earnings per share for the second quarter of 2017 exclude the impact of amortization of acquired intangible assets in the amount of $425,000 associated with previous acquisitions; equity-based compensation expenses of $1.6 million; and changes in deferred taxes in the amount of $20,000 related to intangible assets and equity-based compensation expenses. Non-GAAP net income and earnings per share for the second quarter of 2016 exclude the impact of amortization of acquired intangible assets of $321,000 associated with previous acquisitions; equity-based compensation expenses of $1.3 million; and changes in deferred taxes in the amount of $80,000 related to intangible assets.

Earnings Conference Call Details

DSP Group will discuss its second quarter financial results, along with its outlook and guidance for the third quarter of 2017, on its conference call at 8:30 a.m. ET today, and invites you to listen via our conference call or a live broadcast over the Internet.

Investors may access the conference call by dialing +1 855 217 7942 (domestic US) or +1 646 254 3371 (international) approximately 10 minutes prior to the starting time. The password is DSP Group. The broadcast via the Internet can be accessed by all interested parties through the Investor Relations section of DSP Group’s website at www.dspg.com or link to: https://edge.media-server.com/m6/p/qchidoco

A replay of the conference call will be available for a week following the call. To listen to the session, please dial +1 719 457 0820, domestically or +44 20 7660 0134 (international) and enter the company access code: 2006615#

Presentation on Non-GAAP Net Income Calculation

The Company believes that the non-GAAP presentation of net income and diluted earnings per share presented in this press release is useful to investors in comparing results for the quarter ended June 30, 2017 to the same period in 2016 because the exclusion of the above noted expenses may provide a more meaningful analysis of the Company’s core operating results. Further, the Company believes it is useful to investors to understand how the expenses associated with equity-based compensation are reflected in its statements of income.

Forward Looking Statements

This press release contains statements that qualify as “forward-looking statements” under the Private Securities Litigation Reform Act of 1995, including Mr. Elyakim’s statements (i) about the market traction for the company’s new products (ii) that the company expects a sequential increase in revenues for the third quarter of 2017, propelled by shipments of its SmartVoice products for non-smartphone applications and demand for its Office/VoIP products, (iii) that the company is uniquely positioned to become a leader in the bourgeoning market of voice user interface by leveraging its proven leadership and expertise in voice processing and low power design, and (iv) the company is making solid progress in augmenting its diverse engagement pipeline with leading OEMs and this materializing pipeline is paving a promising path for long term growth. The results from these statements may not actually arise as a result of various factors, including the market penetration of new products such as products with SmartVoice/HDClear, VoIP, ULE and Home Gateway products; unexpected delays in the commercial launch of new products; speed of decline in the cordless market; DSP Group's ability to manage costs; DSP Group’s ability to develop and produce new products at competitive costs and in a timely manner and the ability of such products to achieve broad market acceptance; and general market demand for products that incorporate DSP Group’s technology in the market. These factors and other factors which may affect future operating results or DSP Group’s stock price are discussed under “RISK FACTORS” in the Form 10-K for fiscal 2016, as well as other reports DSP Group has filed with the Securities and Exchange Commission and which are available on DSP Group’s website (www.dspg.com) under Investor Relations. DSP Group assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

About DSP Group

DSP Group®, Inc. (NASDAQ: DSPG) is a leading global provider of wireless chipset solutions for converged communications. Delivering semiconductor system solutions with software and hardware reference designs, DSP Group enables OEMs/ODMs, consumer electronics (CE) manufacturers and service providers to cost-effectively develop new revenue-generating products with fast time to market. At the forefront of semiconductor innovation and operational excellence for over two decades, DSP Group provides a broad portfolio of wireless chipsets integrating DECT/CAT-iq, ULE, Wi-Fi, PSTN, HDClear™, video and VoIP technologies. DSP Group enables converged voice, audio, video and data connectivity across diverse mobile, consumer and enterprise products – from mobile devices, connected multimedia screens, and home automation & security to cordless phones, VoIP systems, and home gateways. Leveraging industry-leading experience and expertise, DSP Group partners with CE manufacturers and service providers to shape the future of converged communications at home, office and on the go. For more information, visit www.dspg.com.

Contact:

Daniel Amir

Corporate Vice President, Business Development, Strategy and Investor Relations

Work: 1-415-726-5900, Daniel.amir@dspg.com

DSP GROUP, INC.

    CONSOLIDATED STATEMENTS OF INCOME

    (In thousands, except per share amounts)

	Three Months Ended June 30		Six Months Ended June 30
	2017	2016	2017	2016
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues	$31,301	$36,164	$59,234	$63,823
Cost of revenues	16,804	20,279	32,490	36,221
Gross profit	14,497	15,885	26,744	27,602
Operating expenses:
Research and development, net	9,161	9,036	18,351	17,925
Sales and marketing	3,430	3,323	7,005	6,715
General and administrative	2,372	2,275	4,859	4,558
Amortization of intangible assets	425	321	850	642
Total operating expenses	15,388	14,955	31,065	29,840
Operating income (loss)	(891)	930	(4,321)	(2,238)

Financial income, net	418	273	834	565
Income (loss) before taxes on income	(473)	1,203	(3,487)	(1,673)
Taxes on income (tax benefit)	113	123	(35)	160
Net income (loss)	$(586)	$1,080	$(3,452)	$(1,833)
Net earnings (loss) per share:
Basic	$(0.03)	$0.05	$(0.16)	$(0.08)
Diluted	$(0.03)	$0.05	$(0.16)	$(0.08)

Weighted average number of shares used in per share computations of net earnings (loss) per share:
Basic	22,180	21,739	22,141	21,725
Diluted	22,180	22,845	22,141	21,725

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
	Unaudited	Unaudited	Unaudited	Unaudited
GAAP net income (loss)	$(586)	$1,080	$(3,452)	$(1,833)
Equity-based compensation expense included in cost of revenues	94	83	191	144
Equity-based compensation expense included in research and development, net	623	521	1,239	947
Equity-based compensation expense included in sales and marketing	297	194	597	325
Equity-based compensation expense included in general and administrative	543	461	1,061	828
Amortization of intangible assets	425	321	850	642
Changes of deferred taxes related to intangible assets and equity-based compensation expense	20	(80)	(162)	(160)
Non-GAAP net income	$1,416	$2,580	$324	$893

Weighted-average number of common stock used in computation of GAAP diluted net earnings per share (in thousands)	22,180	22,845	22,141	21,725

Weighted-average number of shares related to outstanding options, stock appreciation rights and restricted share units (in thousands)	1,469	509	1,427	1,444

Weighted-average number of common stock used in computation of non-GAAP diluted net earnings per share (in thousands)	23,649	23,354	23,568	23,169

GAAP diluted net earnings (loss) per share	$(0.03)	$0.05	$(0.16)	$(0.08)
Equity-based compensation expense	0.07	0.06	0.14	0.10
Amortization of intangible assets	0.02	0.01	0.04	0.03
Changes of deferred taxes related to intangible assets and equity-based compensation expense	-	(0.01)	(0.01)	(0.01)
Non-GAAP diluted net earnings per share	$0.06	$0.11	$0.01	$0.04

DSP GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30,	December 31,
	2017	2016
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$17,862	$17,752
Restricted deposits	90	70
Marketable securities and short term deposits	33,476	29,031
Trade receivables, net	14,624	19,069
Inventories	10,641	9,748
Other accounts receivable and prepaid expenses	2,806	2,331
Total current assets	79,499	78,001

Property and equipment, net	3,837	4,130

Long term marketable securities and deposits	74,357	78,092
Severance pay fund	14,446	12,751
Deferred income taxes	720	918
Intangible assets, net	9,872	10,723
Long term prepaid expenses and lease deposits	1,457	1,329
	100,852	103,813

Total assets	$184,188	$185,944

Liabilities and Stockholders’ Equity
Current liabilities:
Trade payables	$11,341	$12,540
Other current liabilities	12,614	13,359
Total current liabilities	23,955	25,899

Accrued severance pay	14,663	12,908
Accrued pensions	862	803
Deferred income taxes	589	787
Total long term liabilities	16,114	14,498

Stockholders’ equity:
Common stock	22	22
Additional paid-in capital	369,209	366,121
Accumulated other comprehensive loss	(1,390)	(1,852)
Less – Cost of treasury stock	(120,854)	(122,632)
Accumulated deficit	(102,868)	(96,112)
Total stockholders’ equity	144,119	145,547
Total liabilities and stockholders’ equity	$184,188	$185,944